Exhibit 2.3
AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made this ____day of September 2010, by and among City Media, Inc., a Utah corporation (“City Media”); Charta Systems, Inc., a Utah corporation (“Charta”); and the persons listed in Exhibit A-1 hereof who are the owners of record of all the issued and outstanding stock of Charta who execute and deliver the Agreement ("Charta Stockholders"), based on the following:

Recitals

City Media wishes to acquire all the issued and outstanding stock of Charta in exchange for stock of City Media in a transaction intended to qualify as a tax-free exchange pursuant to section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.  The parties intend for this Agreement to represent the terms and conditions of such tax-free reorganization, which Agreement the parties hereby adopt.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
EXCHANGE OF STOCK

1.01           Exchange of Shares.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the Charta Stockholders shall assign, transfer, and deliver to City Media, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, all issued and outstanding shares of common stock of Charta (the “Charta Shares”) held by Charta Stockholders which shares shall represent all issued and outstanding shares of Charta common stock, and City Media agrees to acquire such shares on such date by issuing and delivering in exchange therefor an aggregate of 5,250,000 restricted shares of City Media common stock, par value $0.001 per share, (the “City Media Common Stock”).  Such shares of City Media Common Stock shall be issued pro rata based on the number of Charta Shares held and as set forth opposite the Charta Stockholder’s respective names in Exhibit A-1.  All 5,250,000 shares of City Media Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the City Media Common Stock which may occur between the date of the execution of this Agreement and the Closing Date.

1.02           Operation as Wholly-Owned Subsidiary.  After giving effect to the transaction contemplated hereby, City Media will own all the issued and outstanding shares of Charta and Charta will be a wholly-owned subsidiary of City Media operating under the name Charta Systems, Inc.

1.03           Further Assurances.  At the Closing and from time to time thereafter, the Charta Stockholders shall execute such additional instruments and take such other action as City Media may reasonably request, without undue cost to the Charta Stockholders in order to more effectively sell, transfer, and assign clear title and ownership in the Charta Shares to City Media.

1.04           Closing and Parties.  The Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before September 30, 2010, or on another date to be agreed to in writing by the parties (the “Closing Date”).  The Agreement may be closed at any time following approval by a majority of the shareholders of City Media Common Stock as set forth in Section 4.02 hereof and the Charta Stockholders as set forth in Section 5.02.  The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CITY MEDIA

As an inducement to, and to obtain the reliance of Charta, City Media represents and warrants as follows:

2.01           Organization.  City Media is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of City Media's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

2.02           Approval of Agreement.  City Media has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of City Media has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the City Media shareholders and compliance with state and federal corporate and securities laws.

2.03           Capitalization.                                The authorized capitalization of City Media consists of 20,000,000 shares, of  common stock, $0.01 par value, of which 3,718,000 shares are issued and outstanding and 1,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding.   All issued and outstanding shares of City Media are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of City Media.

2.04           Outstanding Warrants and Options.  City Media has no existing warrants or options, calls, or commitments of any nature relating to the authorized and unissued City Media Common Stock.

2.05           Information.  The information concerning City Media set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  City Media shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Charta hereunder to be updated after the date hereof up to and including the Closing Date.

2.06           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto:

(a)           There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of City Media or (ii) any damage, destruction, or loss to City Media (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of City Media;

(b)           City Media has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of City Media; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           City Media has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent City Media balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of City Media; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)           To the best knowledge of City Media, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of City Media.

2.07           Litigation and Proceedings.  There are no material actions, suits, or administrative or other proceedings pending or, to the knowledge of City Media, threatened by or against City Media or adversely affecting City Media or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  City Media does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08           Compliance With Laws and Regulations.  City Media has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i)  could not materially and adversely affect the business, operations, properties, assets, or condition of City Media or (ii)  could not result in the occurrence of any material liability for City Media.  To the best knowledge of City Media, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.09           Material Contract Defaults.   City Media is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of City Media, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which City Media has not taken adequate steps to prevent such a default from occurring.

2.10           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which City Media is a party or to which any of its properties or operations are subject.

2.11           Subsidiary.  City Media does not own, beneficially or of record, any equity securities in any other entity.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CHARTA

As an inducement to, and to obtain the reliance of, City Media, Charta represents and warrants as follows:

3.01           Organization.  Charta is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Charta.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Charta’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

3.02           Approval of Agreement.  Charta has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of Charta have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Charta Stockholders and compliance with state and federal corporate and securities laws.

3.03           Capitalization.  The authorized capitalization of Charta consists of 100,000,000 shares, consisting of 90,000,000 shares common stock, $0.001 par value, of which as of the date hereof 5,250,000 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding.  All issued and outstanding shares of Charta are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Charta.

3.04           Outstanding Warrants and Options.  Charta has no issued warrants or options, calls, or commitments of any nature relating to the authorized and unissued Charta Common Stock.

3.05           Information.  The information concerning Charta set forth in this Agreement and in the schedules delivered by Charta pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Charta shall cause the schedules delivered by Charta pursuant hereto to City Media hereunder to be updated after the date hereof up to and including the Closing Date.

3.06           Litigation and Proceedings. Except as otherwise disclosed in Schedule 3.08, there are no material actions, suits, or proceedings pending or, to the knowledge of Charta, threatened by or against Charta or adversely affecting Charta, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Charta does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.07           Material Contract Defaults.  Charta is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Charta, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Charta has not taken adequate steps to prevent such a default from occurring.

3.08           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Charta is a party or to which any of its properties or operations are subject.

3.09           Governmental Authorizations.  Charta has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Charta of this Agreement and the consummation by Charta of the transactions contemplated hereby.

3.10           Compliance With Laws and Regulations.  Charta has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Charta or except to the extent that noncompliance would not result in the occurrence of any material liability for Charta. To the best knowledge of Charta, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

3.11           Subsidiary.  Charta does not own, beneficially or of record, any equity securities in any other entity.

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF CHARTA

The obligations of Charta under this Agreement are subject to the satisfaction of Charta, at or before the Closing Date, of the following conditions:

4.01           Shareholder Approval.                                           City Media shall call and hold a meeting of its shareholders, or obtain the written consent of a majority of its shareholders, to approve the transactions contemplated by this agreement including the acquisition of Charta through the issuance of City Media Common Stock for all of the issued and outstanding Charta Shares.

4.02           Accuracy of Representations.  The representations and warranties made by City Media in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and City Media shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by City Media prior to or at the Closing.  Charta shall be furnished with certificates, signed by duly authorized officers of City Media and dated the Closing Date, to the foregoing effect.

4.03           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of City Media, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of City Media.

4.04           Other Items.  Charta shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Charta may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF CITY MEDIA

The obligations of City Media under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01.           Shareholder Approval.  City Media shall call and hold a meeting of its shareholders, or obtain through a majority written consent of its shareholders, whereby the shareholders of City Media authorize and approve this Agreement and the transactions contemplated hereby.

5.02           Charta  Shareholders.                                           Holders of all of the issued and outstanding Charta Shares shall agree to this Agreement and the exchange of shares contemplated by this Agreement.

5.03           Accuracy of Representations.  The representations and warranties made by Charta and the Charta Stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Charta shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Charta prior to or at the Closing.  City Media shall be furnished with a certificate, signed by a duly authorized officer of Charta and dated the Closing Date, to the foregoing effect.

5.04           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Charta, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Charta.

5.05           Other Items.  City Media shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as City Media may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01           Activities of City Media and Charta

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by City Media and Charta pursuant hereto or as permitted or contemplated by this Agreement, City Media and Charta will each:

(i)           Carry on its business in substantially the same manner as it has heretofore;

(ii)           Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)           Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)           Use its best efforts to maintain and preserve it business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v)           Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

(vi)           Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)           Except as set forth herein, from and after the date of this Agreement and except as provided herein until the Closing Date, City Media and Charta will not:

(i)           Make any change in its articles of incorporation or bylaws;

(ii)           Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iii)           Enter into any agreement for the sale of Charta or City Media securities without the prior approval of the other party.

6.02           Access to Properties and Records.  Until the Closing Date, Charta and City Media will afford to the other party’s officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Charta or City Media and will furnish the other party with such additional financial and other information as to the business and properties of Charta or City Media as each party shall from time to time reasonably request.

6.03           Indemnification by Charta.  Charta will indemnify and hold harmless City Media and its directors and officers, and each person, if any, who controls City Media within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Charta expressly for use therein.  The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of City Media and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

6.04.           Indemnification by City Media.  City Media will indemnify and hold harmless Charta, the Charta Stockholders, Charta's directors and officers, and each person, if any, who controls Charta within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by City Media expressly for use therein.  The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Charta and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

6.05           The Acquisition of City Media Common Stock.  City Media and Charta understand and agree that the consummation of this Agreement including the issuance of the City Media Common Stock to Charta in exchange for the Charta Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  City Media and Charta agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes that depend, among other items, on the circumstances under which such securities are acquired.

(a)           In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, the signing of this Agreement and the delivery of appropriate separate representations shall constitute the parties acceptance of, and concurrence in, the following representations and warranties:

(i)           The Charta Stockholders acknowledge that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring City Media Common Stock, and that this transaction involves certain risks.

(ii)           The Charta Stockholders have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

(iii)           Charta Stockholders have such knowledge and experience in business and financial matters that they are capable of evaluating each business.

(iv)           The Charta Stockholders have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

(v)           All information which the Charta Stockholders have provided to City Media or their representatives concerning their suitability and intent to hold shares in City Media following the transactions contemplated hereby is complete, accurate, and correct.

(vi)           The Charta Stockholders have not offered or sold any securities of City Media or interest in this Agreement and have no present intention of dividing the City Media Common Stock or Charta Shares to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(vii)           The Charta Stockholders understand that the City Media Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering and that any disposition of the subject City Media Common Stock may, under certain circumstances, be inconsistent with this exemption and may make Charta or City Media an "underwriter", within the meaning of the Securities Act.  It is understood that the definition of "underwriter" focuses upon the concept of "distribution" and that any subsequent disposition of the subject City Media Common Stock can only be effected in transactions which are not considered distributions.  Generally, the term "distribution" is considered synonymous with "public offering" or any other offer or sale involving general solicitation or general advertising.  Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets.  These criteria are set forth specifically in rule 144 promulgated under the Securities Act, and, after two years after the date the City Media Common Stock or Charta Shares is fully paid for, as calculated in accordance with rule 144(d), sales of securities in reliance upon rule 144 can only be made in limited amounts in accordance with the terms and conditions of that rule.  After three years from the date the securities are fully  paid for, as calculated in accordance with rule 144(d), they can generally be sold without meeting those conditions, provided the holder is not (and has not been for the preceding three months) an affiliate of the issuer.

(viii)           The Charta Stockholders acknowledge that the shares of City Media Common Stock , must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  City Media is not under any obligation to register the City Media Common Stock under the Securities Act.  If rule 144 is available after two years and prior to three years following the date the shares are fully paid for, only routine sales of such City Media Common Stock in limited amounts can be made in reliance upon rule 144 in accordance with the terms and conditions of that rule.  City Media is not under any obligation to make rule 144 available except as set forth in this Agreement and in the event rule 144 is not available, compliance with Regulation A or some other disclosure exemption may be required before Charta Stockholders can sell, transfer, or otherwise dispose of such City Media Common Stock without registration under the Securities Act. Subject to compliance with federal and state securities laws, City Media' registrar and transfer agent will maintain a stop transfer order against the registration of transfer of the City Media Common Stock held by Charta Stockholders and the certificates representing the City Media Common  Stock will bear a legend in substantially the following form so restricting the sale of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(ix)           Subject to compliance with federal and state securities laws, City Media may refuse to register further transfers or resales of the City Media Common Stock in the absence of compliance with rule 144 unless the Charta Stockholders furnish City Media with an opinion of counsel reasonably acceptable to City Media stating that the transfer is proper.  Further, unless such opinion states that the shares of City Media Common Stock are free of any restrictions under the Securities Act, City Media may refuse to transfer the securities to any transferee who does not furnish in writing to City Media the same representations and agree to the same conditions with respect to such City Media Common Stock as set forth herein.  City Media may also refuse to transfer the City Media Common Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

(b)           In connection with the transaction contemplated by this Agreement, Charta and City Media shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Charta Stockholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)           In order to more fully document reliance on the exemptions as provided herein, Charta, the Charta Stockholders, and City Media shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as City Media or Charta and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d)           The Charta Stockholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

6.06           City Media Liabilities.  Except as disclosed, immediately prior to the Closing Date, City Media shall have no material assets and no liabilities in excess of $250, and all expenses related to this Agreement or otherwise shall have been paid.

6.07           Securities Filings.  City Media shall be responsible, if advised by counsel, for the preparation of a Form D and its filing with the Securities and Exchange Commission and Charta will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

6.08           Amendment to City Media’s Articles.  City Media shall amend its articles of incorporation, at or immediately after closing, to increase its authorized capital to match the authorized capital of Charta set forth in Charta’s articles of incorporation.

ARTICLE VII
MISCELLANEOUS

7.01           Brokers.  Except as provided herein, City Media and Charta agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Further, City Media and Charta each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.02             No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

7.03           Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the  State of Utah.

7.04           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to City Media, to:                                Craig Miller, President                                           If to Charta, to:                                Thomas Howells, President
City Media, Inc.                                                                    Charta Systems, Inc.
687 West 1100 North                                                          4685 South Highland Drive, Suite 207
West Bountiful, Utah 84087                                                          Salt Lake City, Utah 84117
or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05           Attorney's Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06           Schedules; Knowledge.  Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by City Media or Charta such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08           Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

7.09           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.10           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

CITY MEDIA, INC.,                                                                       CHARTA SYSTEMS, INC.
a Utah corporation                                                                         a Utah corporation

By:_/s/ Craig Miller_____________________                        By:_/s/ Thomas Howells___________________
     Craig Miller, President                                                                  Thomas Howells, President

Exhibit A-1

Charta Systems, Inc.
List of Shareholders

Name of Shareholder	Number of Charta Shares Owned		Number of City Media Shares to be Received in Exchange	Signature
Kelly Trimble	1,771,875	1,771,875	___________________
Thomas Howells	918,750	918,750	___________________
Travis Jenson	918,750	918,750	___________________
Cal Jones	1,640,625	1,640,625	___________________
Total Shares	5,250,000	5,250,000